EXHIBIT 99.1

Dow Jones News Service
1:28 PM EDT 17-Jul-06

DJ Lawmakers Ask FAA To Spend More On Plane Wake Research

By Rebecca Christie
Of DOW JONES NEWSWIRES

FARNBOROUGH, England (Dow Jones)--U.S. House Transportation Committee leaders have asked the Federal Aviation Administration to increase funding for research on wake vortex management, a key issue for big jumbo jets like the new Airbus A380.

Big jets and very light jets will strain the already crowded U.S. air traffic control system, wrote U.S. Rep. Don Young, R-Alaska, and Rep. James Oberstar, D-Minnesota, in a July 12 letter to FAA Administrator Marion Blakey obtained Monday by Dow Jones Newswires. Mid-size passenger jets also face wake issues at particularly crowded airports like Dallas and San Francisco.

"The National Airspace System faces serious capacity constraints over the next decade," the lawmakers wrote. "The most effective way to increase capacity of the NAS in the short term is to make more efficient use of our existing airspace."

That means considering wake vortex advisory systems, the lawmakers said, saying the FAA should conduct field testing at five airports in 2007. They said only $5.3 million has been spent on related activities since 2004.

"Although the Next Generation Air Traffic System road map assumes that a wake vortex solution will be in place by 2015, it does not identify the resources needed to reach this objective," the lawmakers said.

Several rival systems are hoping to persuade the FAA to fund demonstration projects that might eventually be implemented on a wide scale. One such company, Flight Safety Technologies Inc. (FLT), is planning a press conference at this week's Farnborough International Airshow to draw attention to the issue.

By Rebecca Christie, Dow Jones Newswires; 202-862-9243; Rebecca.Christie@dowjones.com
(END) Dow Jones Newswires
07-17-06 1328ET
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